October 1, 2009

Presstek, Inc.

10 Glenville Street

Greenwich, Connecticut 06831

Re:	Forbearance and Amendment Agreement

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of November 5, 2004 (as amended and in effect from time to time, the "Credit Agreement"), among Presstek, Inc. (the “Borrower”), Lasertel Inc., Precision Lithograining Corp., Precision Acquisition Corp., SDK Realty Corp., ABD International, Inc., Presstek Capital Corp., Presstek Overseas Corp., ABD Canada Holdings, Inc., Presstek New York, Inc. (collectively, the “Guarantors” and, together with the Borrower, the “Obligors”), the various lending institutions party thereto (collectively, the "Lenders"), and RBS Citizens, National Association (“Citizens”), as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent"). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Each Obligor acknowledges and agrees that certain Events of Default now exist and are continuing under the Loan Documents. Each Obligor also acknowledges and agrees that, as a result of the foregoing, the Administrative Agent or the Requisite Lenders may, if the Administrative Agent or the Requisite Lenders elect in their sole discretion to do so, proceed to enforce at any time on or after the date hereof any of their rights and remedies under the Loan Documents or at law or in equity, including, without limitation, the rights and remedies set forth in Section 9.2 of the Credit Agreement. Notwithstanding the foregoing, the Obligors have each now requested that the Lenders forbear from enforcing their rights and remedies under the Loan Documents for the time period and on the conditions set forth herein.

In response to such request, the Administrative Agent and the Lenders have agreed to forbear from enforcing such rights and remedies until the Forbearance Termination Date (as hereinafter defined) upon the following terms and conditions:

Section 1.	Ratification of Existing Agreements.

All of the Obligors’ indebtedness, liabilities and obligations to the Lenders as evidenced by or otherwise arising under the Loan Documents are, by the Obligors’ execution of this Agreement, ratified and confirmed in all respects. In addition, by the execution of this Agreement, each Obligor represents, warrants and agrees that (a) as of October 1, 2009, the aggregate outstanding principal amount of the Term Loans is $834,000; (b) as of October 1, 2009, the aggregate outstanding principal amount of the Revolving Loans is $26,362,428.93 (including an outstanding Letter of Credit in the stated amount of $1,250,000); and (c) to its knowledge, none of the Obligors has any defense, counterclaim, right of set-off, or right of recoupment of any kind to or with respect to its obligation to pay, as and when due and payable pursuant to the Loan Documents, the Term Loans and Revolving Loans, accrued and unpaid interest thereon, and all of the other Obligations.

Section 2.	Representations and Warranties.

All the representations and warranties made by the Obligors in the Loan Documents are true and correct on the date hereof as if made on and as of the date hereof, except to the extent that any of such representations and warranties relate by their terms to a prior date.

Section 3.	Forbearance Conditions.

Subject to the terms and conditions set forth herein, the Administrative Agent and Lenders agree to forbear from exercising their rights and remedies under the Loan Documents, including without limitation, commencing legal action to enforce the agreements and obligations of the Obligors under the Loan Documents, until the date (the “Forbearance Termination Date”) which is the earliest to occur of (a) the occurrence or continuance after the date hereof of any Event of Default other than the Events of Default listed on Schedule 1 attached hereto (the Events of Default listed on Schedule 1 being referred to herein as “Specified Defaults”); (b) the failure of any Obligor to comply with any term or condition set forth in this Agreement; (c) the occurrence after the date hereof of any event or circumstance that has, or could be reasonably expected to have, a Material Adverse Effect; (d) any Obligor or any Affiliate of any Obligor shall commence any litigation or other proceeding against the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender in connection with any of the transactions contemplated by any of the Loan Documents (which term shall include without limitation this Agreement); (e) the failure of actual cash flow, as projected in the projections to be delivered by the Borrower pursuant to Section 5.3 (as added to the Credit Agreement hereby), for any month, commencing with the month ended September 30, 2009, to be at least eighty percent (80%) of the amount of cash flow projected for such month by such projections; and (f)  November 30, 2009, provided that the date set forth in this clause (f) shall be automatically extended to December 15, 2009 without any further action of the parties hereto upon the Borrower’s payment to the Administrative Agent, in immediately available funds, for the pro rata accounts of each of the Lenders in accordance with the aggregate amount of Obligations owed to each of them, of $20,000. On and after the Forbearance Termination Date, the Administrative Agent in its sole and absolute discretion (or as directed by the Requisite Lenders in their sole and absolute discretion) may proceed to enforce any or all of its and the Lenders’ rights under or in respect of the Loan Documents and applicable law.

Section 4.	Conditions Precedent.

The forbearance obligations of the Lenders hereunder shall be subject to the satisfaction on or before the date hereof of the following conditions precedent (the date that such conditions are satisfied being referred to herein as the “Forbearance Effective Date”):

(a)       This Agreement shall be executed by each of the Obligors, each of the Lenders and the Administrative Agent.

(b)       No Event of Default (other than the Specified Defaults) shall have occurred and be continuing as of the date hereof.

(c)       The Borrower shall have paid to the Administrative Agent, in immediately available funds, for the pro rata accounts of the Lenders in accordance with the aggregate amount of Obligations owed to each of them, $125,000 of the Forbearance Fee due in accordance with Section 2.6(f) of the Credit Agreement (which such Section 2.6(f) is being added to the Credit Agreement as set forth in Section 5(e) below).

(d)       The Borrower shall have paid to the Administrative Agent’s counsel, Bingham McCutchen LLP (“Bingham”), in immediately available funds, all reasonable legal fees and disbursements owed to Bingham for the services billed by it on or before the date hereof.

Section 5.	Amendments to Credit Agreement.

The Credit Agreement is amended as of the Forbearance Effective Date as follows (and, except to the extent expressly provided otherwise in this Section 5, each such amendment shall continue in effect after the Forbearance Termination Date):

(a)       The following definitions are hereby added to Section 1 of the Credit Agreement in their appropriate alphabetical order:

“Forbearance Agreement” shall mean the Forbearance and Amendment Agreement dated as of October 1, 2009 by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders, as amended from time to time.

“Forbearance Effective Date” shall mean the Forbearance Effective Date as defined in the Forbearance Agreement.

“Forbearance Fee” shall have the meaning assigned to it in Section 2.6.

“Forbearance Termination Date” shall mean the Forbearance Termination Date as defined in the Forbearance Agreement.

“Projected Cash Flow Report” shall have the meaning assigned to it in Section 5.3.

“Refinancing” shall have the meaning assigned to it in Section 6.13.

“Rolling Cash Flow Report” shall have the meaning assigned to it in Section 5.3.

(b)       The definition of “Commitment Termination Date” in Section 1 of the Credit Agreement is hereby amended by deleting “November 4, 2009” therefrom and by substituting therefor “the Forbearance Termination Date”.

(c)       The definition of “Prime Rate” in Section 1 of the Credit Agreement is hereby amended by deleting “Citizens Bank New Hampshire” therefrom and by substituting therefor “RBS Citizens, National Association”.

(d)       The aggregate Revolving Loan Commitment of the Lenders is hereby reduced to $27,000,000 on and as of the Forbearance Effective Date. The Revolving Loan Commitment of each Lender is hereby reduced as of such date to the amounts set forth on Schedule 2 hereto.

(e)       The following subsection (g) is hereby added to the end of Section 2.4 of the Credit Agreement:

(g) Notwithstanding anything to the contrary set forth in this Section 2.4, from and at all times after the Forbearance Effective Date, Borrower shall pay interest to Administrative Agent on all Loans, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on the first Business Day of each month to occur while such Loan is outstanding and on the date that each such Loan is paid in full, at a rate equal to the Prime Rate plus four percent (4.00%) per annum; provided, however, that on and at all times after the Forbearance Termination Date, at the election of Administrative Agent (or upon the written request of Requisite Lenders), the interest rate applicable to the Loans shall be the Prime Rate plus six percent (6.00%) per annum, and on and after the Forbearance Termination Date all references in this Agreement and the other Loan Documents to the “Default Rate” shall mean and refer to the Prime Rate plus six percent (6.00%) per annum. Without limitation of the generality of the foregoing, from and after the Forbearance Effective Date, Borrower shall not have the right to elect to pay interest on any Loan based on the LIBOR Rate.

(f)        The following subsection (f) is hereby added to the end of Section 2.6 of the Credit Agreement:

(f) Borrower shall pay to Administrative Agent, in immediately available funds, for the pro rata accounts of the Lenders in accordance with the aggregate amount of Obligations owed to each of them, a forbearance fee in the amount of $250,000 (the “Forbearance Fee”). Although the entire $250,000 Forbearance Fee is deemed to have been earned and irrevocably due as of the Forbearance Effective Date, $125,000 of the Forbearance Fee shall be due and payable on the Forbearance Effective Date and $125,000 of the Forbearance Fee shall be due and payable on the earlier of the consummation of the Refinancing and the Forbearance Termination Date.

(g)       The following is hereby added to the end of Section 2.16 of the Credit Agreement:

Notwithstanding anything to the contrary contained in the foregoing, (a) Presstek Overseas Corp. and ABD Canada Holdings, Inc. shall each have a thirty (30) day period after the Forbearance Effective Date to execute and deliver all documents and instruments to Administrative Agent as Administrative Agent may reasonably request in order for such parties to secure their guaranties of the Guaranteed Obligations with all of their real and personal property, (b) Delta-V Technologies, Inc., HIC, Inc., R/H Acquisition Corp. and Presstek Charitable Fund shall each have a thirty (30) day period after the Forbearance Effective Date to become a party to this Agreement as a Guarantor and to execute and deliver all documents and instruments to Administrative Agent as Administrative Agent may reasonably request in order for such parties to become a Guarantor, to guaranty the Guaranteed Obligations under this Agreement, and to secure such guaranty with all of their real and personal property and for Borrower and (any domestic Subsidiary of Borrower) to assign to Administrative Agent as collateral security for the Obligations the promissory note(s) of any of such parties that is a Foreign Subsidiary which evidence indebtedness of such Foreign Subsidiary to the Borrower (or any domestic Subsidiary of the Borrower), and (c) Presstek Europe Ltd. and Presstek Canada shall not be required to comply with the requirements of this Section 2.16.

(h)       Section 5 of the Credit Agreement is hereby amended by adding the following Sections 5.3 and 5.4 after Section 5.2 thereof:

5.3	Additional Documents and Information.

In addition to the other documents and information required to be delivered by Borrower to Administrative Agent pursuant to Annex B and this Section 5, Borrower hereby agrees that from and after the Forbearance Effective Date and at all times thereafter, Borrower will deliver to Administrative Agent and each Lender the following, at the following times:

(a)       Within twenty (20) days after the financial close date for September 2009 (i.e., October 3, 2009 for the month of September) and within twenty (20) days after the financial close date of each month thereafter (e.g., October 31, 2009 for the month of October and November 28, 2009 for the month of November), consolidated and consolidating financial information for Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of unaudited and preliminary (draft) balance sheets and statements of income as of the close of such month, all prepared in accordance with GAAP but without full footnotes (subject to normal year-end adjustments);

(b)       within thirty (30) days after the financial close date for September 2009 and within thirty (30) days after the financial close date of each month thereafter, consolidated and consolidating financial information for Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of unaudited and preliminary (draft) statements of cash flows as of the close of such month, all prepared in accordance with GAAP but without full footnotes (subject to normal year-end adjustments);

(c)       on Friday of each week commencing on the first Friday following the Forbearance Effective Date, a rolling thirteen (13) week cash flow statement for the thirteen (13) weeks ended on Friday of the week before the delivery of such cash flow statement (the “Rolling Cash Flow Report”), which Rolling Cash Flow Report shall be accompanied by a comparison of actual cash flow, as stated on the Rolling Cash Flow Report, to projected cash flow as set forth in the Projected Cash Flow Report;

(d)       on Tuesday of each week commencing on the first Tuesday following the Forbearance Effective Date, a detailed cash balance report as of close of business on Friday of the previous week;

(e)       on or before September 30, 2009, projections on a monthly basis, in reasonable detail, of Borrower’s financial results through the remainder of the Fiscal Year ended January 2, 2010, which projections shall include for each month projections of Borrower’s balance sheet and income statement and cash flow (the projection therein of cash flow for each such month being the “Projected Cash Flow Report”); and

(f)        within five (5) days of receipt thereof, copies of any appraisals of its assets that Borrower may conduct or cause to be conducted.

5.4	Access to Books and Records; Field Examinations.

Borrower shall permit Administrative Agent from time to time, as and when requested by Administrative Agent, to visit and inspect the assets of Borrower or any Guarantor, inspect, audit and make extracts from Borrower's or any Guarantor’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower's or any Guarantor’s business, financial condition, assets, prospects and results of operations. Any Lender may participate in any such visit or inspection. Neither Administrative Agent nor any Lender shall have any duty to Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower. Borrower acknowledges that any such inspection, appraisal or report will be prepared by Administrative Agent and Lenders for their own purposes, and that Borrower shall not be entitled to rely upon them. Borrower shall reimburse Administrative Agent on demand for all reasonable out-of-pocket costs and expenses of Administrative Agent in connection with (i) examinations of Borrower’s or any Guarantor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, and (ii) any appraisals that Administrative Agent may conduct or cause to be conducted; provided, however, that prior to the Forbearance Termination Date, Borrower will not be required to reimburse Administrative Agent more than $20,000 for such expenses. Without limiting the foregoing, Borrower specifically agrees to pay Administrative Agent's then standard charges for each day that an employee of Administrative Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Administrative Agent's internal appraisal group. The preceding sentence shall not be construed to limit Administrative

Agent's right to conduct examinations or to obtain appraisals at any time using third parties or employees for such purposes.

(i)        The following Sections 6.12 and 6.13 are hereby added to the Credit Agreement after Section 6.11 thereof:

6.12	Hiring of Turnaround Management Consultant.

On or before September 30, 2009, Borrower shall hire a turnaround management consultant (or an employee with responsibilities equivalent to those of turnaround management consultant) who is reasonably acceptable to Administrative Agent and who reports directly to the chief executive officer of Borrower. Such turnaround management consultant shall be responsible for analyzing and advising Borrower as to how to appropriately and successfully restructure the business and for reviewing all documents and information delivered to Administrative Agent, including without limitation the documents and information set forth in Annex B and Section 5. Until the Forbearance Termination Date, Borrower shall at all times thereafter retain in such capacity such an employee or management consultant reasonably acceptable to Administrative Agent.

6.13	Refinancing.

Borrower agrees to use its best efforts to seek equity and/or debt to repay all amounts owing to the Lenders (the “Refinancing”), in immediately available funds, prior to the Forbearance Termination Date, and shall provide the Administrative Agent and each Lender, every week (and more often as and when there is a material development or change in such efforts), with a written update (which can be via e-mail) as to the status of such efforts, and, promptly upon receipt thereof, with copies of any and all term sheets and correspondence supplied and received with respect thereto. On or before October 15, 2009, Borrower shall deliver or cause to be delivered to the Administrative Agent, in form and content satisfactory to the Administrative Agent, a fully executed term sheet from a bona fide third party setting forth such party’s commitment to the terms of a transaction providing for a repayment in full of all of the Obligations on or before the Forbearance Termination Date.

(j)        Section 7.2 of the Credit Agreement is hereby amended by deleting “$1,000,000” in each place that such amount appears therein and by substituting therefor in each such place “$100,000.”

(k)       Section 7.3(b) of the Credit Agreement is hereby amended by deleting “$1,000,000” from clause (iii) thereof and by substituting therefor “$100,000.”

(l)        Section 7.4(b) of the Credit Agreement is hereby amended by deleting “$100,000” and “$500,000” therefrom and by substituting therefor “$50,000” and “$100,000”, respectively.

(m)      Section 7.7 of the Credit Agreement is hereby amended by deleting “$1,000,000” from clause (c) thereof and by substituting therefor “$100,000.”

(n)       Section 7.8 of the Credit Agreement is hereby amended by deleting “$1,000,000” and “$3,000,000” therefrom and by substituting therefor “$50,000” and “$100,000”, respectively.

Section 6.	Release.

Borrower and each Guarantor, on behalf of itself and its shareholders, directors, officers, employees, successors and assigns, as the case may be, hereby waives, releases and discharges the Administrative Agent and each Lender and all of the shareholders, affiliates, predecessors, successors and assigns of each of them, and all directors, officers, employees, attorneys and agents of each of them, from any and all claims, demands, actions or causes of action (collectively, “Claims”) arising out of or in any way relating to the Loan Documents and/or any documents, agreements, dealings or other matters connected with the Loan Documents and the administration thereof, whether any such Claim is known or unknown, based on contract, tort, or otherwise, to the extent that any such Claim is based in whole or in part on any event or circumstance that occurred on or before the date of this Agreement. This Release shall remain in effect regardless of when the Forbearance Termination Date occurs.

Section 7.	No Waiver; Inconsistencies.

Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall extend to or affect in any way any of the rights or obligations of Borrower or any Guarantor or any of the rights and remedies of Administrative Agent and Lenders arising under the Loan Documents, and neither Administrative Agent nor any Lender shall be deemed to have waived any of its rights or remedies with respect to any Default or Event of Default. In the event of any conflict or inconsistency between the provisions of this Agreement and any other document or understanding of the parties, the provisions of this Agreement shall prevail and shall constitute the agreement of the parties with respect to such provisions. This Agreement sets forth the entire understanding and agreement of the parties with respect to the forbearance by Lenders and Administrative Agent and the amendments provided for herein, and this agreement shall supersede any prior understandings or agreements of the parties with respect to such forbearance and the amendments set forth herein.

Section 8.	Governing Law; Amendments; Time of the Essence.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to contracts made and performed in that state and any applicable laws of the United States of America, and this Agreement may not be amended, and none of the provisions herein may be waived, except by a written instrument executed by the parties hereto (or, in the case of a waiver, executed by the party giving such waiver). TIME IS OF THE ESSENCE AS TO ALL OF THE PROVISIONS HEREIN.

Section 9.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATING HERETO.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

If the foregoing terms and conditions are acceptable to you, please indicate your agreement to those provisions by signing the counterpart of this letter enclosed herewith and returning such counterpart to us.

RBS CITIZENS, NATIONAL ASSOCIATION,

as Administrative Agent and Lender

By: /s/ Paul M. Mongeau

Name:	Paul M. Mongeau
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Leslie A. Jones

Name:	Leslie A. Jones
Title:	Vice President

TD BANK, N.A.

By: /s/ Robyn Zeller

Name:	Robyn Zeller
Title:	Senior Vice President

AGREED TO AND ACCEPTED as of the date of the above letter:

PRESSTEK, INC.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	EVP and Chief Financial officer

ACKNOWLEDGED AND AGREED TO

BY THE UNDERSIGNED GUARANTORS:

LASERTEL INC.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

PRECISION LITHOGRAINING CORP.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

PRECISION ACQUISITION CORP.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

SDK REALTY CORP.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

ABD INTERNATIONAL, INC.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

PRESSTEK CAPITAL CORP.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

PRESSTEK OVERSEAS CORP.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

ABD CANADA HOLDINGS, INC.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

PRESSTEK NEW YORK, INC.

By: /s/ Jeffrey A. Cook

Name:	Jeffrey A. Cook
Title:	Treasurer

Schedule 1

1.

Borrower’s failure to comply with its covenant under subparagraph (a) of Annex C (Section 7.10) to the Credit Agreement (Minimum Fixed Charge Coverage Ratio) for the Fiscal Quarter ended July 4, 2009 and the Fiscal Quarter ending October 3, 2009.

2.

Borrower’s failure to comply with its covenant under subparagraph (b) of Annex C (Section 7.10) to the Credit Agreement (Maximum Funded Debt to EBITDA Ratio) for the Fiscal Quarter ended July 4, 2009 and the Fiscal Quarter ending October 3, 2009.

3.	Borrower’s failure to comply with its covenant under subparagraph (c) of Annex C (Section 7.10) to the Credit Agreement (Minimum Tangible Capital Base) for the Fiscal Quarter ending October 3, 2009.

4.	Borrower’s failure to comply with its covenant under subparagraph (d) of Annex C (Section 7.10) to the Credit Agreement (Current Ratio) for the Fiscal Quarter ending October 3, 2009.

Schedule 2

Revolving Loan Commitments of Lenders

Lender	Commitment as of Forbearance Effective Date

RBS Citizens, National Association	$10,125,000

Keybank National Association	$10,125,000

TD Bank, N.A.	$6,750,000